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Exhibit 99.4

PINNACLE SYSTEMS, INC.
SPECIAL MEETING OF SHAREHOLDERS
July 27, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF PINNACLE SYSTEMS, INC.

        The undersigned hereby with respect to all shares of common stock of Pinnacle Systems, Inc., a California corporation, which the undersigned may be entitled to vote, constitutes and appoints Patti S. Hart and Scott E. Martin, and each of them, with full power of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to vote at the Special Meeting of Shareholders of Pinnacle, to be held on July 27, 2005, commencing at 9:00 a.m., local time, at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California, and at any and all adjournments or postponements thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the matters listed below, as more fully set forth in the Notice of Special Meeting of Shareholders and the joint proxy statement/prospectus of Pinnacle, dated June [    ], 2005, receipt of which is hereby acknowledged.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSALS 1 AND 2.

(Continued, and to be signed and dated on the reverse side.)

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.
To approve the terms of the merger set forth in the Agreement and Plan of Merger, dated as of March 20, 2005, by and among Pinnacle, Avid Technology, Inc. and a wholly-owned subsidiary of Avid, included as Annex A to the joint proxy statement/prospectus, and in the agreement of merger to be filed with the Secretary of State of the State of California on the effective date of the merger, included as Annex B to the joint proxy statement/prospectus, pursuant to which Pinnacle will become a wholly-owned subsidiary of Avid and each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash.

☐	FOR	☐	AGAINST	☐	ABSTAIN
2.
To approve adjournments or postponements of Pinnacle's special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the terms of the merger.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Signature must be that of the shareholder himself or herself. If shares are held jointly, each shareholder named should sign. When signing as a corporation, please sign the full corporate name by duly authorized officer with their title. When signing as a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated	, 2005	IMPORTANT: Please insert date.
Signature		Signature—Please write legibly
Print Name Here
Signature (if held jointly) or Title
Print Name Here

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  Exhibit 99.4